Exhibit 4.1

POWERFLEET, INC.

AMENDED AND RESTATED PROMISSORY NOTE

No: 1	May 13, 2020
Principal: $[_________________]	Original Issuance Date: October 3, 2019

This Amended and Restated Promissory Note (including all Promissory Notes issued in exchange, transfer or replacement hereof, this “Note”) was originally made by Parent (as defined below) in favor of Holder (as defined below) on October 3, 2019 (the “Original Issuance Date”) in the principal sum of $[________________] (the “Original Note”). This Note hereby amends and restates the Original Note in its entirety. The Original Note issued to Holder is hereby canceled and replaced with this Note.

FOR VALUE RECEIVED, PowerFleet, Inc., a Delaware corporation (“Parent”), hereby promises to pay to the order of [______] or its registered assigns (“Holder”) the amount set out above as the principal (as reduced pursuant to the terms hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration or otherwise (in each case, in accordance with the terms hereof) and to accrue interest (“Interest”) on all outstanding Principal at the interest rate of ten percent (10%) per annum, subject to Section 4 below (the “Interest Rate”), from October 3, 2019 (the “Original Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration or otherwise (in each case, in accordance with the terms hereof). This Note is an unsecured obligation of Parent.

This Note is being issued to Holder, as contemplated by Section 4.01 of that certain Investment and Transaction Agreement, dated as of March 13, 2019 (as subsequently amended by that certain Amendment No. 1 dated as of May 16, 2019, that certain Amendment No. 2 dated as of June 27, 2019, that certain Amendment No. 3 dated as of the Original Issuance Date and that certain Amendment No. 4 dated as of the date hereof, and as may be further amended, supplemented or modified from time to time in accordance with the terms of the Investment Agreement, the “Investment Agreement”), by and among Parent, I.D. Systems, Inc., a Delaware corporation (“IDSY”), PowerFleet US Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and the investors set forth on Schedule I, annexed thereto, as such Schedule may be amended from time to time in accordance with the terms of the Investment Agreement. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Investment Agreement. This Note, which is referred to as a “Note” in the Investment Agreement, is subject to the following terms and conditions:

1. Definitions. For purposes of this Note:

(a) “Default Interest Event” has the meaning set forth in Section 4(a).

(b) “Event of Default” has the meaning set forth in Section 7(a).

(c) “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest of any kind.

(d) “Maturity Date” has the meaning set forth in Section 2.

(e) “Maximum Rate” has the meaning set forth in Section 4(b).

(f) “Net Proceeds” means, with respect to a Permitted Common Equity Financing, the difference of (x) the aggregate proceeds received by Parent in respect of such Permitted Common Equity Financing less (y) any out-of-pocket underwriting or placement agent fees or cash commissions paid to a registered broker-dealer acting as underwriter or placement agent and that is not an officer, director or Affiliate of Parent or any Parent Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), and that are documented and reasonably incurred by Parent in connection with such Permitted Common Equity Financing.

(g) “Parent Subsidiary” means each of the Parent’s Subsidiaries.

(h) “Permitted Common Equity Financing” means the issuance and/or sale of any Parent Common Stock (but not, either alone or together with, any securities convertible, exchangeable or exercisable for Parent Common Stock), in each case, (i) to the extent permitted under the terms of the other Transaction Documents, including, without limitation, the Parent Charter and (ii) if such issuance and/or sale occurs (measured by trade date (T+0), not settlement date) on or after October 1, 2020, that results in a mandatory prepayment obligation hereunder in excess of the minimum prepayment requirement set forth in Section 3(a) below.

(i) “Prepayment Premium” means, as of the date of determination, the amount, not less than zero, equal to ten percent (10.0%) of the Principal amount as of the date hereof less the amount of all accrued Interest up to such date.

2. Maturity. Unless this Note has been indefeasibly prepaid in full in accordance with the terms of Section 3 below, the entire outstanding Principal balance and all accrued but unpaid Interest thereon shall become fully due and payable on March 31, 2021 (the “Maturity Date”).

3. Prepayment; Payments.

(a) Parent may prepay, in whole or in part, the Principal amount, which prepayment must be accompanied by (x) in the event such prepayment occurs on or prior to September 30, 2020, the Prepayment Premium, if any, and (y) all accrued but unpaid Interest up to the date of prepayment, upon at least three (3) Business Days’ prior written notice to Holder specifying the date and the amount of payment, which notice shall be irrevocable. Any such partial prepayment shall be in an amount not less than $[●]1. Parent acknowledges and agrees that, in the event such prepayment occurs on or prior to September 30, 2020, the Prepayment Premium, if any, shall be paid regardless of whether a prepayment is made voluntarily or involuntarily, or before or after any acceleration of Parent’s obligations under this Note, and regardless of whether the payment is made in connection with an Event of Default, as liquidated damages and compensation for the costs of making funds available under this Note, and as a consequence of a reasonable calculation of Holder’s lost profits in view of the difficulties and impracticability of determining actual damages resulting from such payment.

(b) On October 1, 2020, subject to the minimum prepayment requirement set forth in Section 3(a) above, there shall become due and payable, and Parent shall prepay the Principal amount and all accrued but unpaid Interest up to the date of prepayment in accordance with this Section 3, an amount equal to the difference, but not below zero, of (x) [●]2 percent ([●]%) of the aggregate Net Proceeds of all Permitted Common Equity Financings, if any, consummated (determined by trade date (T+0), not settlement date) after the date hereof and on or prior to September 30, 2020 less (y) the aggregate amount of all prepayments theretofore indefeasibly paid to Holder in accordance with this Note.

1 Insert 20% of the initial Principal amount.

2 Insert 100% of the quotient, expressed as a percentage to the second decimal place, of the initial Principal amount / $5,000,000.

(c) There shall become due and payable, and Parent shall prepay the Principal amount and all accrued but unpaid Interest up to the date of prepayment in accordance with this Section 3, no later than two (2) Business Days following the date of receipt by Parent of the proceeds of each Permitted Common Equity Financing, if any, consummated (determined by trade date (T+0), not settlement date) on or after October 1, 2020, an amount equal to [●]3 percent ([●]%) of the Net Proceeds of such Permitted Common Equity Financing.

(d) Notwithstanding Section 3(c), if, after giving effect to (x) a mandatory prepayment under Section 3(c), and, (y) in each case, the corresponding Permitted Common Equity Financing, Parent and the Parent Subsidiaries, taken as a whole, would have Cash and Cash Equivalents of less than $9,000,000, then such mandatory prepayment obligation under Section 3(c) shall be suspended solely to the extent that the prepayment would result in such Cash and Cash Equivalents being less than $9,000,000. Any mandatory prepayment, or portion thereof, that is suspended pursuant to this Section 3(d) shall be paid, at any time and from time to time in whole or in part until indefeasibly paid in full, no later than two (2) Business Days following each date on which, and to the extent that, the Cash and Cash Equivalents of Parent and the Parent Subsidiaries, taken as a whole and after giving effect to such payment, would equal or exceed $9,000,000, in each case, without giving effect to the minimum prepayment requirement set forth in Section 3(a) above. Each reference to “$9,000,000” in this Section 3(d) shall mean such amount as measured in United States dollars as of 11:59 P.M. New York time on the date of determination (using the then most recent available exchange rates).

(e) Any and all payments made by Parent to Holder under this Note shall be credited first to enforcement or collection costs, if any, second, to the Prepayment Premium, if any, third to all accrued (through the date of prepayment) and unpaid Interest, and the remainder, if any, applied to the Principal balance. Whenever any payment of cash is to be made by Parent to any Person pursuant to this Note, such payment shall be made by wire transfer of immediately available funds in lawful money of the United States of America. Amounts repaid or prepaid may not be reborrowed. All amounts payable by Parent hereunder shall be made without set-off or counterclaim. Provisions contained in this Note for the making of payments and the application of proceeds of certain transactions shall not be deemed to constitute consent of the Investors to transactions that are not otherwise permitted by the terms hereof or the other Transaction Documents, including, without limitation, the Parent Charter.

4. Interest; Interest Rate.

(a) Interest on this Note shall accrue from and after the Original Issuance Date until the indefeasible payment in full of all amounts due under this Note. Interest shall be computed on the basis of actual number of days elapsed over a 360-day year. Interest on this Note shall accrue at the Interest Rate, with quarterly compounding beginning on October 3, 2020; provided, however, that if Holder shall default in payment of Principal or Interest or any other amount becoming due hereunder, whether at scheduled maturity, by mandatory prepayment, acceleration or otherwise, or if any other Event of Default has occurred (each, a “Default Interest Event”), then commencing on the date of the occurrence of such Default Interest Event, the Interest Rate shall increase to seventeen and one-half percent (17.5%) per annum, compounded quarterly. From and after the occurrence of any Default Interest Event or in the case of an Event of Default, until such Event of Default has been cured, all accrued and unpaid Interest shall be payable upon demand.

3 Insert 50% of the quotient, expressed as a percentage to the second decimal place, of the initial Principal amount / $5,000,000.

(b) Notwithstanding the foregoing, Parent and Holder intend for this Note to comply in all respects with all provisions of Law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Parent is required to pay, or has paid, Interest at a rate in excess of the highest rate of interest that may be charged by Holder or that Parent may legally contract to pay under applicable Law (the “Maximum Rate”), then the applicable interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and such Interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of Interest in excess of then applicable Maximum Rate shall be deemed to have been payments in reduction of the outstanding principal of this Note and applied as partial prepayments.

5. [Intentionally omitted.]

6. Covenants. Parent hereby agrees that until this Note has been indefeasibly paid in full in accordance with the terms of Section 3, Parent shall not, and shall not permit any Parent Subsidiary to directly or indirectly, without the prior written consent of Holder:

(a) create, incur, assume, permit to exist, guarantee or otherwise become liable, directly or indirectly, with respect to any indebtedness for borrowed money (whether or not forgivable), other than: (i) this Note and the other Amended and Restated Promissory Notes issued to the other Investors on the date hereof; (ii) incurrences of indebtedness prior to the date hereof by PowerFleet Israel Ltd. (f/k/a Powerfleet Israel Holding Company Ltd.) (“PowerFleet Israel”) or Pointer Telocation Ltd. (“Pointer”) under their existing credit agreement with Bank Hapoalim B.M. (the “Hapoalim Loan”) in accordance with the terms of such agreement as in effect on the Original Issuance Date; (iii) guarantees by PowerFleet Israel or Pointer not to exceed $1,000,000 in the aggregate (as measured on a consolidated basis in United States dollars); and (iv) incurrences of indebtedness for borrowed money by Pointer do Brasil Comercial Ltda. (“Pointer Brasil”) not to exceed $1,000,000 in the aggregate (as measured in United States dollars);

(b) refinance, substitute, replace, draw or request to draw upon or incur or seek to incur any additional indebtedness under the Hapoalim Loan or otherwise amend, modify, supplement or seek or agree to any waiver, grace period, forbearance or similar workout under or with respect to any of the documents, agreements, terms or instruments evidencing, securing or otherwise pertaining to the Hapoalim Loan; or

(c) grant, create, incur, assume or suffer, allow or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, other than: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (iii) Liens in existence as of the date hereof and which were not incurred in violation of the Parent Charter, including, but not limited to, Liens in existence under the Hapoalim Loan that were granted prior to the date hereof in accordance with the terms of such agreement as in effect on the Original Issuance Date; and (iv) Liens on any property or assets now owned or hereafter acquired by Pointer Brasil securing indebtedness permitted under Section 6(a)(iv) above.

7. Events of Default.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) Parent breaches any covenant or agreement set forth in Section 6 of this Note;

(ii) Parent breaches any covenant or agreement set forth in this Note (other than any covenant or agreement set forth in Section 6) and, to the extent such breach is curable, fails to cure such breach within 10 days after having received written notice from Holder thereof;

(iii) Parent breaches in any material respect any covenant, agreement or representation or warranty in any other Transaction Document and, to the extent such breach is curable, fails to cure such breach within 10 days after having received written notice from Holder thereof;

(iv) Parent’s failure to pay to Holder any amount of Principal, Prepayment Premium or Interest when and as due under this Note;

(v) the occurrence of a breach, default or event of default under any now or hereafter existing indebtedness of the Parent or any Parent Subsidiary;

(vi) the issuance, delivery or sale of, any equity securities of Parent or any Parent Subsidiary or any securities convertible into or exchangeable or exercisable for equity securities of Parent or any Parent Subsidiary, other than a Permitted Common Equity Financing, that, for the avoidance of doubt, complies with clauses (i) and (ii) of the definition thereof;

(vii) Parent files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium Law or any other Law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(viii) an involuntary petition is filed against Parent (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any material part of the property of Parent (unless such appointment is dismissed or discharged within 60 days).

(b) Rights upon Event of Default. Upon the occurrence of any Event of Default described in clause (vii) or (viii) of Section 7(a), all Principal and Interest outstanding under this Note, together with the Prepayment Premium, if any, shall become immediately due and payable in full, without presentment, demand, notice, protest or legal process of any kind, all of which are hereby expressly waived by Parent, and upon the occurrence of any other Event of Default, Holder may at its option, without presentment, demand, notice, protest or legal process of any kind, all of which are hereby expressly waived by Parent, declare all Principal and Interest outstanding under this Note due and payable; and in either case, Holder may exercise any other remedy specifically granted under this Note, the other Transaction Documents and now or hereafter existing in equity, at law, or by virtue of statute (including, without limitation, the Uniform Commercial Code).

8. Noncircumvention. Parent hereby covenants and agrees that Parent will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of Holder.

9. [Intentionally omitted.]

10. [Intentionally omitted.]

11. Amendment. Provisions of this Note may be amended, modified or waived only by the written consent of Parent and the Holder.

12. [Intentionally omitted.]

13. Reissuance of this Note.

(a) Transfer. The Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 13, and neither this Note nor any interests therein may be sold, transferred or assigned to any Person except upon satisfaction of the conditions specified in this Section 13. If this Note is to be transferred or assigned, Holder shall surrender this Note to Parent, whereupon Parent will forthwith issue and deliver upon the order of Holder a new Note (in accordance with Section 13(d)), registered as Holder may request, representing the outstanding Principal being transferred by Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to Holder representing the outstanding Principal not being transferred.

(b) Lost, Stolen or Mutilated Note. Upon receipt by Parent of evidence reasonably satisfactory to Parent of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by Holder to Parent in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, Parent shall execute and deliver to Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by Holder at the principal office of Parent, for a new Note or Notes (in accordance with Section 13(d) and in Principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever Parent is required to issue a new Note pursuant to the terms of this Note, such new Note: (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note and subject to the other provisions of this Section 13, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Original Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal of such new Note, from the Original Issuance Date.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The rights and remedies of Holder provided in this Note shall be cumulative and in addition to all, and not exclusive of any, other rights and remedies available to Holder under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit Holder’s right to pursue actual and consequential damages for any failure by Parent to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by Holder and shall not, except as expressly provided herein, be subject to any other obligation of Parent (or the performance thereof). Parent acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder and that the remedy at law for any such breach may be inadequate. Parent therefore agrees that, in the event of any such breach or threatened breach, Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, and to seek to specifically enforce this Note without the necessity of showing economic loss and without any bond or other security being required.

15. Payments of Enforcement Costs. If (a) this Note is collected or enforced through any legal proceeding or Holder otherwise takes action to collect amounts then due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of Parent or other proceedings affecting Parent’s creditors’ rights and involving a claim under this Note, then Parent shall pay the costs incurred by Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

16. Construction; Headings. This Note shall be deemed to be jointly drafted by Parent and Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

17. No Waiver. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall affect any such power, right or privilege or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Investment Agreement. Parent shall provide Holder with prompt written notice of all actions taken pursuant to this Note to the extent required hereunder, including in reasonable detail a description of such action and the reason therefor.

19. Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been indefeasibly paid in full, this Note shall automatically be deemed canceled, shall, subject to Section 13(b), be surrendered to Parent at the principal office of Parent for cancellation and shall not be reissued.

20. Waiver of Notice. To the extent permitted by Law, Parent hereby waives demand, notice, presentment, protest, honor, dishonor and all other demands and notices (other than the notices expressly provided for in this Note) in connection with the delivery, acceptance, default or enforcement of this Note.

21. Governing Law. This Note shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction.

22. Amendment and Restatement. This Note supersedes and replaces in its entirety the Original Note and does not constitute a payment, satisfaction or a novation of the Original Note. All indebtedness outstanding under the Original Note, as of the date of this Note, shall be deemed outstanding under this Note.

(Signature page follows)

IN WITNESS WHEREOF, Parent has caused this Note to be duly executed as of the date first set forth above.

POWERFLEET, INC.

By:
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED:

[_______]

By:
Name:	[_______]
Title:	[_______]

Signature Page to PowerFleet, Inc. Amended and Restated Promissory Note